EXHIBIT 99.1

June 26, 2020

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN WEEKS ENDED MARCH 28, 2020

Company Reports Net Income of $50,000 in 2020 Compared to Net Income of $23,000 in Prior Year

Cranford, New Jersey — June 26, 2020 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen weeks ended March 28, 2020 today.

Net sales for the thirteen weeks ended March 28, 2020 decreased by $275,000, or 8%, to $3,226,000, from net sales of $3,501,000 for the thirteen weeks ended March 30, 2019. The Company reported net income of $50,000 ($0.01 per share) for the thirteen weeks ended March 28, 2020 compared to net income of $23,000 ($0.00 per share) for the thirteen weeks ended March 30, 2019.

To date, the pandemic has had minimal impact on the Company’s sales. The majority of the Company’s sales relate to retail products sold in supermarkets. Supermarket sales in general have seen a substantial surge in business due to the pandemic, as consumers stock up on all products that they would normally purchase. The Company experienced a slight decline in sales at the beginning of the imposition of restrictions to mitigate the spread of COVID-19 and experienced a decline with respect to food service sales to retail outlets, such as restaurants and small food shops, which account for a small part of its total business. Sales of the Company’s vegan cheese products decreased to $2,814,000 in the 2020 period from $2,978,000 in the 2019 period. Sales of the Company’s frozen dessert and frozen food products, which consist primarily of frozen dessert products, decreased to $412,000 in the thirteen weeks ended March 28, 2020 from $523,000 for the thirteen weeks ended March 30, 2019.

The Company’s gross profit increased slightly to $996,000 in the period ended March 28, 2020 from $983,000 in the period ended March 30, 2019, and gross profit percentage was 31% for the period ending March 28, 2020 compared to 28% for the period ending March 30, 2019.

As of March 28, 2020, the Company had approximately $908,000 in cash and cash equivalents and its working capital was approximately $3,884,000, compared with approximately $514,000 in cash and cash equivalents and working capital of $3,840,000 at December 28, 2019. The increase in cash during the first quarter of 2020 was due to the $394,000 provided by operating activities, which benefitted from improved accounts receivable collection.

To date, the effects of the COVID-19 pandemic have not materially affected the Company’s operations. All of its co-packing facilities are currently operating as normal and the pandemic has not constrained any of its production requirements. The Company continues to be able to schedule trucks for delivery and a large majority of its customers are still operating and ordering its products as before. Most of the Company’s administrative functions are being performed remotely. A small crew maintains the office for those functions that cannot be handled remotely. The Company’s ability to collect money, pay bills, handle customer and consumer communications, schedule production, and order ingredients necessary for its production has not been impacted. The Company expects that any potential decline in its sales will be offset in whole or in part by a similar decline in sales and marketing expenses due to social distancing restrictions and other current government rules and regulations that preclude face to face sales meeting, attendance at trade shows and the initiation of new promotions.

Small Business Administration Loan. On May 4, 2020, the Company was granted a $165,000 loan from Valley Bank in the pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), which was enacted on March 27, 2020. The term of the loan is four years, with monthly payments due the first day of each month, beginning seven months from the date of initial disbursement, or December 1, 2020, whichever is earlier. Interest accrues at 1% per year, effective on the date of initial disbursement. A portion of the loan may be forgiven under provisions under the CARES Act based on payments for payroll, rent and utilities during the period subsequent to obtaining the loan.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “ We are gratified that we were able to continue to run our business effectively during the spread of COVID-19, while safeguarding our staff. We are continuing to meet market demand for our products during this period of uncertainty with the assistance of our co-packers who continued to operate through the entire period. We look forward to emerging from this perilous period as a stronger and more profitable company,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Condensed Statements of Operations

(Unaudited)

(in thousands, except per share figures)

	Thirteen weeks ended March 28, 2020	Thirteen weeks ended March 30, 2019

Net sales	$3,226	$3,501
Cost of sales	2,330	2,518
Gross profit	996	983
Operating expenses	933	948
Income before interest expense and income taxes	63	35
Interest expense	6	6
Income before income taxes	57	29
Income tax expense	7	6
Net income	$50	$23
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154
Earnings per common share:
Basic and diluted	$0.01	$0.00

TOFUTTI BRANDS INC.

Condensed Balance Sheets

(in thousands, except share and per share figures)

	March 28, 2020	December 28, 2019*
Assets
Current assets:
Cash and cash equivalents	$908	$514
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $442 and $407, respectively	1,344	1,819
Inventories	1,897	1,929
Prepaid expenses and other current assets	126	120
Total current assets	4,275	4,382

Deferred tax assets	217	217
Fixed assets (net of accumulated depreciation of $7 and $5, respectively)	143	145
Operating lease right-of-use assets	227	252
Other assets	36	30
Total assets	$4,898	$5,026

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	6	167
Accrued expenses	385	375
Total current liabilities	391	542

Convertible note payable-long term-related party	500	500
Operating lease liabilities	129	156
Total liabilities	1,020	1,198

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at March 28, 2020 and December 28, 2019	52	52
Additional paid-in capital	207	207
Retained earnings	3,619	3,569
Total stockholders’ equity	3,878	3,828
Total liabilities and stockholders’ equity	$4,898	$5,026

*Derived from audited financial information.